Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
                                    of 1934


Filed by the Registrant  |X|
Filed by a Party other than the Registrant  |_|

Check the appropriate box:
|_|  Preliminary Proxy Statement
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|X|  Definitive Proxy Statement
|_|  Definitive Additional Materials
|_|  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      Beach First National Bancshares, Inc.
                      -------------------------------------
                (Name of Registrant as Specified in Its Charter)

-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
|X|  No fee required.
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        (1)  Title of each class of securities to which transaction applies:

         ------------------------------------------------------------

        (2)  Aggregate number of securities to which transaction applies:

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        pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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the fee is offset as provided by Exchange Act Rule  0-11(a)(2)  and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                      Beach First National Bancshares, Inc.
                                 1550 Oak Street
                       Myrtle Beach, South Carolina 29577


                    Notice of Annual Meeting of Shareholders



Dear Fellow Shareholders:

     We cordially invite you to attend the 2003 Annual Meeting of Shareholders of Beach First National Bancshares, Inc., the holding company of Beach First National Bank. At the meeting, we will report on our performance in 2002 and answer your questions. We are excited about our accomplishments in 2002 and look forward to discussing both our accomplishments and our 2003 plans with you. We hope that you can attend the meeting and look forward to seeing you there.

This letter serves as your official notice that we will hold the meeting on April 23, 2003 at 2:00 p.m. at the Myrtle Beach Convention Center, 2101 Oak Street, Myrtle Beach, South Carolina 29577, for the following purposes:.

     1. To elect five members to our Board of Directors;

     2. To amend Beach First National Bancshares, Inc.1997 Stock Option Plan to increase the shares available for issuance by 70,000;

     3. To transact any other business that may properly come before the meeting or any adjournment of the meeting.


     Shareholders owning our common stock at the close of business on March 7, 2003, are entitled to attend and vote at the meeting. A complete list of these shareholders will be available at our offices prior to the meeting. In addition to the specific matters to be acted upon, there also will be a report on our operations, and our directors and officers will be present to respond to your questions.

     Please use this opportunity to take part in the affairs of your company by voting on the business to come before this meeting. Even if you plan to attend the meeting, we encourage you to complete and return the enclosed proxy to us as promptly as possible.


                                By order of the Board of Directors,




                                Walter E. Standish, III
                                President




Myrtle Beach, South Carolina
March 10, 2003

                      Beach First National Bancshares, Inc.
                                 1550 Oak Street
                       Myrtle Beach, South Carolina 29577


                                 Proxy Statement

         FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 23, 2003


     Our Board of Directors is soliciting proxies for the 2003 Annual Meeting of Shareholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. We encourage you to read it carefully.

                               Voting Information

     The board set March 7, 2003 as the record date for the meeting. Shareholders owning our common stock at the close of business on that date are entitled to attend and vote at the meeting, with each share entitled to one vote. There were 1,318,368 shares of common stock outstanding on the record date. A majority of the outstanding shares of common stock represented at the meeting will constitute a quorum. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.

     When you sign the proxy card, you appoint Ray Cleary and Larkin Spivey as your representatives at the meeting. Mr. Cleary and Mr. Spivey will vote your proxy as you have instructed them on the proxy card. If you submit a proxy but do not specify how you would like it to be voted, the shares will be voted in favor of all proposals set forth herein. However, if any other matters come before the meeting, Mr. Cleary and Mr. Spivey will vote your proxy on such matters in accordance with their judgment.

     You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting.

     Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies that brokers do not vote on some proposals but that they do vote on others are referred to as "broker non-votes" with respect to the proposals not voted upon. A broker non-vote does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. In addition, if a shareholder abstains from voting on a particular proposal, the abstention does not count as a vote in favor of or against the proposal.

     We are paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and others for their expenses of forwarding copies of the proxy materials to our shareholders. Our officers and employees may assist in soliciting proxies but will not receive additional compensation for doing so. We are distributing this proxy statement on or about March 10, 2003.

                      Proposal No. 1: Election of Directors

     The Board of Directors is divided into three classes with staggered terms, so that the terms of only approximately one-third of the board members expire at each annual meeting. The current terms of the Class II directors will expire at the meeting. The terms of the Class III directors expire at the 2004 Annual Shareholders Meeting. The terms of the Class I directors will expire at the 2005 Annual Shareholders Meeting. Our directors and their classes are:

       Class I                       Class II                   Class III

Raymond E. Cleary, III, DDS    Michael Bert Anderson        James C. Yahnis
  Joe N. Jarrett, Jr., MD       O. Bartlett Buie        Samuel Robert Spann, Jr.
    Richard E. Lester          Michael D. Harrington      B. Larkin Spivey, Jr.
       Don J. Smith             Rick H. Seagroves         Leigh Ammons Meese
                               Walter E. Standish, III

     Shareholders will elect five nominees as Class II directors at the meeting to serve a three-year term, expiring at the 2006 Annual Meeting of Shareholders. The directors will be elected by a plurality of the votes cast at the meeting. This means that the five nominees receiving the highest number of votes will be elected.

     The Board of Directors recommends that you elect Michael Bert Anderson, O. Bartlett Buie, Michael D. Harrington, Rick H. Seagroves, and Walter E. Standish, III, as Class II directors.

     If you submit a proxy but do not specify how you would like it to be voted, Mr. Cleary and Mr. Spivey will vote your proxy to elect Mr. Anderson, Mr. Buie, Mr. Harrington, Mr. Seagroves, and Mr. Standish. If any of these nominees is unable or fails to accept nomination or election (which we do not anticipate), Mr. Cleary and Mr. Spivey will vote instead for a replacement to be recommended by the Board of Directors, unless you specifically instruct otherwise in the proxy.

     Set forth below is certain information about the nominees. Each of the nominees is also an organizer and director of our subsidiary, Beach First National Bank, except for Mr. Standish, who was appointed President and Chief Executive Officer and a director of our company and the bank in March 2000:

     Michael Bert Anderson, 43, is a managing partner in the Patricia Hotels, Coral Beach Resort, and the Bay Watch Resorts. Mr. Anderson has been working in the hotel business since 1980. Mr. Anderson also serves on the Downtown Redevelopment Corp. of Myrtle Beach and the Waccamaw Regional Transit Authority. He has been a director of our company and our bank since our formation in 1995.

     O. Bartlett Buie, 53, is a certified public accountant who owns and operates the accounting firm Bartlett Buie, CPA, PA. Mr. Buie has been a certified public accountant since 1974. He has been a director of our company and our bank since our formation in 1995.

     Michael D. Harrington, 55, is president and general manager of Harrington Construction Company, Inc., a Myrtle Beach general contracting firm organized in 1979. He has been a director of our company and our bank since our formation in 1995.

     Rick H. Seagroves, 46, is the owner and chief executive officer of Inland Foods Corporation, which operates 20 Burger King restaurants located in the southeast portion of South Carolina. He also owns Southeast Restaurant
Corporation which operates 39 Pizza Hut restaurants in eastern South Carolina and is a franchisee with T.G.I. Friday's restaurant group. Mr. Seagroves has been serving in the franchise business for over 20 years. He has been a director of our company and our bank since our formation in 1995.

     Walter E. Standish, III, 52, is the president and chief executive officer of Beach First National Bank. Prior to joining us, Mr. Standish was with the Bank of America and its predecessors for 25 years.

The Board unanimously recommends a vote FOR these nominations
                                        ---

     Set forth below is also information about each of our other directors and each of our executive officers. Each director is also an organizer and a director of Beach First National Bank with the exception of Leigh Ammons Meese, who became a director in August 2001.

     Dr. Raymond E. Cleary III, 54, is chairman of the board of Beach First National Bank. He has been a practicing general dentist in Surfside Beach, South Carolina since 1975. He has been a director of our company and our bank since our formation in 1995.

     Richard N. Burch, 43, is a senior vice president and chief financial officer of Beach First National Bank and chief financial officer and secretary of our holding company. He has twenty years experience in banking and has been with Beach First National Bank for two years, serving previously with The Anchor Bank.

     M. Katharine ("Katie") Huntley,52, is an executive vice president and senior lender of Beach First National Bank and assistant secretary of our holding company. Ms. Huntley has nearly 30 years experience in administrative banking and finance. In the community, Ms. Huntley currently serves on the executive boards of the Coastal Carolina Better Business Bureau and the Horry County Chapter of the American Red Cross.

     Dr. Joe N. Jarrett, Jr., 54, is a board certified orthopedic surgeon with Strand Orthopedics Consultants, LLC. Mr. Jarrett has been practicing medicine for over 20 years. He has been a director of our company and our bank since our formation in 1995.

     Richard E. Lester, 59, is a municipal judge for the City of Myrtle Beach. Judge Lester also practices real estate law with the firm of Van Osdell, Lester, Howe, & Jordan, P.A. Mr. Lester was admitted to the South Carolina Bar in 1969. He has been a director of our company and our bank since our formation in 1995.

     Leigh Ammons Meese, 33, serves as legal counsel for the Sea Mist Resort and Family Kingdom Amusement Park and Water Park. Ms. Meese was admitted to the South Carolina Bar in 1995 and served as an associate with Bellamy, Rutenbury, Copeland, Epps, Gravely & Bowers, PA until spring of 1997 before joining the family business. She has been a director of our bank and our holding company since 2001.

     Don J. Smith, 51, is president of Chicora Development and Coldwell Banker Chicora Real Estate, a real estate firm in the Myrtle Beach and Grand Strand areas. Mr. Smith has been in the real estate business for over 20 years. He has been a director of our company and our bank since our formation in 1995.

     Samuel Robert Spann, Jr.,54, has served as president and chief executive officer of Spann Roofing and Sheet Metal, Inc. since 1975. He has been a director of our company and our bank since our formation in 1995.

     B. Larkin Spivey, Jr., 62, has been president and general manager of Birch Canoe Campground, Inc. since 1985, operating a Kampgrounds of America ("KOA") franchised camping resort with an ancillary convenience store and recreational vehicle sales business. Since 1986, he has been the manager of Spivey Company, LLC, managing commercial real estate in Myrtle Beach and Conway, South Carolina. He has been a director of our company and our bank since our formation in 1995.

     Julien E. Springs, 46, joined Beach First National Bank in February 2001 as a senior vice president. He has more than 23 years of experience in commercial banking and commercial loan production and previously served with The Anchor Bank.

     James C. Yahnis,47, is an owner of The Yahnis Company, a beer wholesale company in Myrtle Beach, Florence and Columbia. Mr. Yahnis has been in the real estate appraisal and wholesale beverage business for over 20 years. He has been a director of our company and our bank since our formation in 1995.

                Compensation of Directors and Executive Officers

Summary of Cash and Certain Other Compensation

     The following table shows the cash compensation we paid to our president for the years ended December 31, 2000 through 2002 and to Mary Katharine Huntley who serves as our chief credit officer for the years ending 2002 and 2001. None of our other executive officers earned total annual compensation, including salary and bonus, in excess of $100,000 in 2002.

                                            Summary Compensation Table

                           Annual Compensation                                           Long Term
                           -------------------                                           ---------
                                                                                         Compensation Awards 1
                                                                                         ---------------------

    Name and Principal Position            Year      Salary       Bonus        Other Annual            Securities
    ---------------------------            ----      ------       -----        ------------            ----------
                                                                               Compensation        Underlying Options
                                                                               ------------        ------------------
Walter E. Standish, III                    2002     $135,000     $56,324          $2,514                 20,000
   President                               2001     $125,000     $27,128          $2,552                   --
    Chief Executive Officer                2000     $125,000     $32,453          $2,040                  5,000

Mary Katharine Huntley                     2002     $ 93,625     $18,000          $4,800                  5,000
    Executive Vice President               2001     $ 87,677     $15,000          $4,800                 21,000
    Chief Credit Officer                   2000        --          --               --                     --

(1) Our executive officers also receive indirect compensation in the form of certain perquisites and other personal benefits. The amount of such benefits received in the fiscal year by the named executive officer did not exceed the lesser of either $50,000 or 10% of the executive's annual salary and bonus.

                              Employment Agreements

     We have entered into an employment agreement with Walt Standish, our bank's president and chief executive officer and our president, on March 20, 2002. The employment agreement provides for a salary of $135,000 per annum. The agreement also provides Mr. Standish with an automobile and Mr. Standish is also eligible to receive a cash bonus equal to 5% of the net pre-tax income of our bank in 2002 and each subsequent year during the term of contract (determined in each case in accordance with generally accepted accounting principles). Additionally, Mr. Standish participates in our retirement, welfare, and other benefit programs and is entitled to a life insurance policy and reimbursement for club dues and travel and business expenses. The employment agreement provides for an initial term ending on March 20, 2004, subject to automatic extension for an additional three years upon a change in control. Furthermore, in the event of a change in control, any restrictions on outstanding incentive awards, including the options, will lapse so that all such awards vest immediately. For two years following the termination of his employment, Mr. Standish may not (a) become engaged or employed in a similar business or venture as our business within Horry County, South Carolina, or (b) solicit our customers or potential customers for the purpose of providing financial services.


              Aggregated Option Exercise and Year-end Option Values

                                    Number of Unexercised Securities          Value of Unexercised In-the-Money
                                 Underlying Options at Fiscal year End          Options at Fiscal Year End
Name                              Exercisable         Unexercisable           Exercisable(1)       Unexercisable(1)
----                              -----------         -------------           --------------       ----------------
Walter E. Standish, III               10,000              10,000                 $22,500               $22,500

Mary Katharine Huntley                22,000               4,000                 $52,900               $5,800

(1) The closing price for the common stock as of December 31, 2002 was at $12.45. Based on this fair market value of the common stock for Mr. Standish's shares, under SEC rules 5,000 options were not considered to be in-the-money at December 31, 2002.

Option Grants In Last Fiscal Year

     Pursuant to Beach First National Bancshares, Inc. 1997 Stock Incentive Plan, approved by our shareholders on April 30, 1997, we may grant options for up to 110,000 shares to our officers, directors, and employees. The following options were issued to the named executive officers in 2002.


                                     Number of        Percent of      Exercise or
                                     Securities      Total Options    Exercise or
                                     Underlying       Granted to      Base Price
                                      Options        Employees in      (Dollars         Expiration
                                      Granted         Fiscal Year      per Share)          Date
                                     ----------      -------------    -----------       ----------

     Walter E. Standish, III           20,000             18.18%          $10.20            2012

     Mary Katharine Huntley             5,000              4.55%          $11.00            2012


                Compensation of Directors and Executive Officers

Director Compensation

     Our bylaws permit our directors to receive reasonable compensation as determined by a resolution of the Board of Directors. We did not pay any directors' fees during the last fiscal year. However, we may, pursuant to our bylaws, begin to compensate our directors at some time in the future.

Supplemental Director Retirement Plan

     We instituted a Supplemental Director Retirement Plan ("SDRP"), which is a non-qualified executive benefit plan in which we agree to pay the director additional benefits in the future, usually at retirement, in return for continued satisfactory performance by the director. We select the key directors who participate in the SDRP. The SDRP is an unfunded plan, which means there are no specific assets set aside by the company in connection with the establishment of the plan. The director has no rights under the agreement beyond those of a general creditor of the bank. We have entered into SDRP contracts with the 12 directors of the bank. The benefits associated with such persons are as follows:

---------------------------------------------------------------------------------------------------------------
Name                               Year of       Retirement       Annual Retirement      Duration of
                                   Birth         Age              Benefit                Retirement Benefit
---------------------------------------------------------------------------------------------------------------
Michael Bert Anderson              1959          65               $5,000                 10 years
---------------------------------------------------------------------------------------------------------------
Orvis Bart Buie                    1949          65               $5,000                 10 years
---------------------------------------------------------------------------------------------------------------
Raymond E. Cleary, III             1948          65               $5,000                 10 years
---------------------------------------------------------------------------------------------------------------
Michael D. Harrington              1947          65               $5,000                 10 years
---------------------------------------------------------------------------------------------------------------
Joe N. Jarrett, Jr.                1949          65               $5,000                 10 years
---------------------------------------------------------------------------------------------------------------
Richard E. Lester                  1943          65               $5,000                 10 years
---------------------------------------------------------------------------------------------------------------
Leigh Ammons Meese                 1970          65               $5,000                 10 years
---------------------------------------------------------------------------------------------------------------
Rick H. Seagroves                  1956          65               $5,000                 10 years
---------------------------------------------------------------------------------------------------------------
Don J. Smith                       1951          65               $5,000                 10 years
---------------------------------------------------------------------------------------------------------------
Samuel Robert Spann, Jr.           1948          65               $5,000                 10 years
---------------------------------------------------------------------------------------------------------------
B. Larkin Spivey, Jr.              1940          65               $5,000                 10 years
---------------------------------------------------------------------------------------------------------------
James C. Yahnis                    1955          65               $5,000                 10 years
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------


Stock Options

     We believe that the issuance of stock options can promote our growth and profitability by providing additional incentives for participants to focus on our long-range objectives. We also believe that stock options help us to attract and retain highly qualified personnel and to link their interests directly to our shareholders' interests. In April 1997, we adopted a stock option plan covering 110,000 shares of common stock. As described below, we are proposing to amend this stock option plan to increase the number of shares available under the plan to 180,000. As of March 1, 2003, there were options to acquire 84,985 shares outstanding under this plan, with a weighted average exercise price of $11.17 per share. Of the outstanding options, 50,248 are currently exercisable.

     In connection with his employment, we granted Mr. Standish options to purchase up to 10,000 shares of common stock, exercisable at $12.50 per share vesting over two years, subject to Mr. Standish's continued employment and achievement by the bank of certain performance criteria. Mr. Standish also was awarded 20,000 common stock options at an exercise price of $10.20 per share vesting on four years. These options have a term of ten years. In addition to Mr. Standish's options, our employees have an aggregate of 41,985 currently outstanding options, and our directors have an aggregate of 18,000 currently outstanding options.

Supplemental Executive Retirement Plan

     We instituted a Supplemental Executive Retirement Plan ("SERP"), which is a non-qualified executive benefit plan in which we agree to pay the executive additional benefits in the future, usually at retirement, in return for continued satisfactory performance by the executive. We select the key executives who participate in the SERP. The SERP is an unfunded plan, which means there are no specific assets set aside by the company in connection with the establishment of the plan. The executive has no rights under the agreement beyond those of a general creditor of the bank. We have entered into SERP contracts with the four executive officers of the bank. The benefits associated with such persons are as follows:

----------------------------------------------------------------------------------------------------------
Name                               Year of       Retirement      Annual Retirement      Duration of
                                   Birth         Age             Benefit                Retirement Benefit
----------------------------------------------------------------------------------------------------------
Walter E. Standish, III            1950          65              $39,000                15 years
----------------------------------------------------------------------------------------------------------
Mary Katharine Huntley             1950          65              $28,704                15 years
----------------------------------------------------------------------------------------------------------
Richard N. Burch                   1959          65              $23,400                15 years
----------------------------------------------------------------------------------------------------------
Julien E. Springs                  1956          65              $23,400                15 years
----------------------------------------------------------------------------------------------------------

                          Security Ownership of Certain
                        Beneficial Owners and Management

General

     The following table shows how much common stock is owned by our directors and executive officers and by owners of more than 5% of the outstanding common stock, as of March 7, 2003. The mailing address for each of our directors and executive officers is our main office at 1550 Oak Street, Myrtle Beach, South Carolina 29577.

                                                                                                  Percentage of
                                                Number of Shares                                   Beneficial
       Name                                         Owned (1)         Right to Acquire (2)         Ownership(3)
       ----                                     ----------------      --------------------        -------------
       Michael Bert Anderson                        14,650                  3,000                    1.34%
       O. Bartlett Buie                             13,100                  3,000                    1.22%
       Richard N. Burch                              1,704                    600                      *
       Raymond E. Cleary, III                       39,925                  3,000                    3.26%
       Michael D. Harrington                        36,175                  3,000                    2.97%
       Mary Katharine ("Katie") Huntley                500                 21,000                    1.63%
       Joe N. Jarrett, Jr.                          19,540                  3,000                    1.71%
       Richard E. Lester                            16,010                  3,000                    1.44%
       Leigh Ammons Meese                            9,354                  1,500                      *
       Rick H. Seagroves                            20,400                  3,000                    1.77%
       Don J. Smith                                 18,675                  3,000                    1.64%
       Samuel Robert Spann, Jr.                     29,642                  3,000                    2.55%
       B. Larkin Spivey, Jr.                        18,677                  3,000                    1.64%
       Julien E. Springs                             5,150                    600                      *
       Walter E. Standish, III                       7,739                 10,000                    1.35%
       James C. Yahnis                              23,350                  3,000                    2.00%

       Executive  officers and directors as a      275,591                 67,300                   26.01%
       group (16 persons)

*  Less than 1%

(1)   Includes shares for which the named person:
      o  has sole voting and investment power,
      o has shared voting and investment power with a spouse or other person, or
      o holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes.

         Does not include shares that may be acquired by exercising stock options.

(2) Includes shares that may be acquired within the next 60 days by exercising stock options but does not include any other stock options.

(3) Determined by assuming the named person exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options.

                                 Proposal No. 2:
             Approval of the Amendment to the 1997 Stock Option Plan

General

     Our board of directors and shareholders approved the company's 1997 Stock Option Plan effective April 30, 1997. The proposed amendment to the plan increases the number of shares of common stock that may be issued pursuant to options granted under the plan from 110,000 to 180,000. If approved by the shareholders, the effective date of the amendment would be April 23, 2003. Except as set forth above, the plan would remain unaltered in all material respects.

     We believe that the issuance of stock options can promote the growth and profitability of the company by providing additional incentives for participants to focus on the company's long-range objectives. We also believe that stock options help us to attract and retain highly qualified personnel and to link their interests directly to shareholder interests. Therefore, we ask you to approve this amendment to the plan at the meeting.

     The plan currently authorizes the grant to our employees, directors, consultants, and advisors of stock options for up to 110,000 shares of common stock from time to time during the term of the plan, subject to adjustments upon changes in capitalization. If the amendment is approved, the plan will authorize the grant of options for up to 180,000 shares of common stock.

     Under the plan, the company may grant either incentive stock options (which qualify for certain favorable tax consequences, as described below) or nonqualified stock options. The plan is administered by a committee consisting of at least two members of the Board of Directors. The committee determines individuals who will receive options and the number of shares that will be covered by their options. In making any determination as to the individual option grants, the committee must take into account the level and responsibility of the person's position, the level of the person's performance, the person's level of compensation, the assessed potential of the person, and such additional factors as the committee shall deem relevant to the accomplishment of the purposes of the plan. The committee will also determine the periods of time (not exceeding ten years from the date of grant in the case of an incentive stock option) during which options will be exercisable and will determine whether termination of an optionee's employment under various circumstances would terminate options granted under the plan to that person. If granted an option under the plan, the optionee will receive an option agreement specifying the terms of the option, such as the number of shares of common stock the optionee can purchase, the price per share, when the optionee can exercise the option, and when the option expires. Under the plan, the committee may provide that an option will become exercisable immediately upon a change in control.

     The option price per share is an amount to be determined by the committee, but will not be less than 100% of the fair market value per share on the date of grant. Generally, the option price will be payable in full upon exercise. Payment of the option price of any stock option may be made in cash, by delivery of shares of common stock (valued at their fair market value at the time of exercise), or by a combination of cash and stock. The company will receive no consideration upon granting of an option.

     Unless the committee expressly states otherwise, options shall be exercisable on a cumulative basis for 20% of the shares covered thereby on each of the first five anniversaries of the date of grant. Option periods are generally ten years from the date of grant, except that options may not be exercised after an optionee's termination of employment (except in certain instances involving death, disability, voluntary retirement, or if the committee expressly states otherwise, at the time of grant). Subject to certain limited exceptions, options granted under the plan may generally be exercised, if otherwise timely, within three months after retirement resulting from disability or retirement for any reason. Subject to certain exceptions in cases of disability or death (where options become fully exercisable), the option may not be exercised for more than the number of shares, if any, as to which it was exercisable by the optionee immediately before such retirement. In general, if an optionee dies while employed by company or within three months after retirement, such option may be exercised to the extent that the optionee would have been entitled to do so at the date of his death by the legatees or personal representatives within one year of the date of the optionee's death.

     Options generally may not be transferred except by will or by the laws of descent and distribution, and during an optionee's lifetime may be exercised only by the optionee (or by his or her guardian or legal representative, should one be appointed). The grant of an option does not give the optionee any rights of a shareholder until the optionee exercises the option.

     The Board of Directors has the right at any time to terminate or amend the plan but no such action may terminate options already granted or otherwise affect the rights of any optionee under any outstanding option without the optionee's consent.

Federal Income Tax Consequences

     There are no federal income tax consequences to the optionee or to the company on the granting of options. The federal tax consequences upon exercise will vary depending on whether the option is an incentive stock option or a nonqualified stock option.

     Incentive Stock Options. When an optionee exercises an incentive stock option, the optionee will not at that time realize any income, and the company will not be entitled to a deduction. However, the difference between the fair market value of the shares on the exercise date and the exercise price will be a preference item for purposes of the alternative minimum tax. The optionee will recognize capital gain or loss at the time of disposition of the shares acquired through the exercise of an incentive stock option if the shares have been held for at least two years after the option was granted and one year after it was exercised. The company will not be entitled to a tax deduction if the optionee satisfies these holding period requirements. The net federal income tax effect to the holder of the incentive stock options is to defer, until the acquired shares are sold, taxation on any increase in the shares' value from the time of grant of the option to the time of its exercise, and to tax such gain, at the time of sale, at capital gain rates rather than at ordinary income rates.

     If the holding period requirements are not met, then upon sale of the shares the optionee generally recognizes as ordinary income the excess of the fair market value of the shares at the date of exercise over the exercise price stated in the option agreement. Any increase in the value of the shares subsequent to exercise is long or short-term capital gain to the optionee depending on the optionee's holding period for the shares. However, if the sale is for a price less than the value of the shares on the date of exercise, the optionee might recognize ordinary income only to the extent the sales price exceeded the option price. In either case, the company is entitled to a deduction to the extent of ordinary income recognized by the optionee.

     Nonqualified Stock Options. Generally, when an optionee exercises a nonqualified stock option, the optionee recognizes income in the amount of the aggregate market price of the shares received upon exercise less the aggregate amount paid for those shares, and the company may deduct as an expense the amount of income so recognized by the optionee. The holding period of the acquired shares begins upon the exercise of the option, and the optionee's basis in the shares is equal to the market price of the acquired shares on the date of exercise.

Shareholder Approval Required

     The affirmative vote of the holders of a majority of the votes entitled to be cast at the meeting is required for approval of the amendment to the plan. Abstentions and broker non-votes will not be considered to be either affirmative or negative votes. We have not yet determined when, or to whom, options would be granted under the amended plan. However, because directors may receive options under the plan, the directors of the company have a personal interest in seeing the plan approved.

     The Board of Directors recommends a vote for approval of the amendment to 1997 Stock Option Plan.

                Meetings and Committees of the Board of Directors

     During the year ended December 31, 2002, the Board of Directors of the company held two meetings and the Board of Directors of Beach First National Bank held ten meetings. All of the directors of the company and Beach First National Bank attended at least 75% of the aggregate of such board meetings and the meetings of each committee on which they served.

     The company's Board of Directors has appointed a number of committees, including an audit committee and an executive committee. The audit committee is composed of Mssrs. Buie, Anderson, Seagroves, Larkin, and Burch. Each of these members are considered "independent" under Rule 4200(a)(14) of the National Association of Securities Dealers' listing standards. The audit committee met two times in 2002.

     The audit committee has the responsibility of reviewing the company's financial statements, evaluating internal accounting controls, and determining that all audits and examinations required by law are performed. The audit committee recommends to the board the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor's audit plans, and reviews with the independent auditors the results of the audit and management's responses. The audit committee does have a written charter which was adopted December 20, 2000. The charter outlines the committee's responsibilities for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts and may be amended by the board at any time. The audit committee reports its findings to the Board of Directors.

                   Report of the Audit Committee of the Board

     The report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the company specifically incorporates the information contained in the report by reference, and shall not be deemed filed under such acts.

     The audit committee has reviewed and discussed with management the audited financial statements. The audit committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61. The audit committee has received from the independent auditors the written disclosures and the letter required by Independent Standards Board Standard No. 1 ("Independent Discussions with Audit Committees") and has discussed with the independent auditors the independent auditor's independence from the company and its management. In reliance on the reviews and discussions referred to above, the audit committee recommended to the company's Board of Directors that the audited financial statements be included in the company's Annual Report on SEC Form 10-KSB for the fiscal year ended December 31, 2002 for filing with the SEC.

     The report of the audit committee is included herein at the direction of its members, Mssrs. Buie, Anderson, Seagroves, Larkin, and Burch.

Audit Fees

     The aggregate fees billed for professional services rendered by the independent auditors during the company's 2002 fiscal year for review of our annual financial statements and those financial statements included in our quarterly reports filed on SEC Form 10-QSB totaled $27,500. We estimate that the total fees of our annual financial statements for the year ended December 31, 2003 will be approximately $30,250.

Financial Information Systems Design and Implementation Fees

     We did not engage the independent auditors to provide, and the independent auditors did not bill for, professional services regarding financial information systems design and implementation during the year ended December 31, 2002.

All Other Fees

     The aggregate fees billed for non-audit services rendered by the independent auditors during our 2002 fiscal year totaled $1,500. However, we estimate that the total other fees for the year ended December 31, 2002, will be approximately $4,000 for income tax consultation and preparation, employee benefit plan services, S-2 preparation and filing, and consultation on general corporate and banking issues. Our audit committee has concluded that the provision of these services is compatible with maintaining the principal accountant's independence.

Other Committees

     Our Board of Directors has also appointed an executive committee. This committee is composed of the following members: Dr. Cleary, Mr. Lester, Mr. Buie, Dr. Jarrett, Mr. Anderson, Mr. Standish, and Mr. Smith. In addition to the directors, Mr. Burch, Mr. Springs, and Ms. Huntley serve as staff resources to the executive committee. This committee has the responsibility of reviewing reports of regulatory authorities, as well as reviewing the formulation of bonus plans, and incentive compensation packages. The duties of this committee also include the development with management of all benefit plans for our employees and any medical and other benefit plans. This committee met five times during the year ended December 31, 2002. The executive committee reports its findings to the Board of Directors.

     The Company does not have a nominating committee or a committee serving a similar function.

                              Independent Auditors

     We have selected the firm of Elliott Davis, LLC to serve as our independent auditors for the year ending December 31, 2003. We do expect a representative from this firm to attend the annual meeting.

                 Certain Relationships and Related Transactions
           Interests of Management and Others in Certain Transactions

     We enter into banking and other transactions in the ordinary course of business with our directors and officers and their affiliates. It is our policy that these transactions be on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. We do not expect these transactions to involve more than the normal risk of collectibility nor present other unfavorable features to us. Loans to individual directors and officers must also comply with our bank's lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of the loan application. We intend for all of our transactions with our affiliates to be on terms no less favorable to us than could be obtained from an unaffiliated third party and to be approved by a majority of disinterested directors.

      Compliance with Section 16(a) of the Securities Exchange Act of 1934

     As required by Section 16(a) of the Securities Exchange Act of 1934, our directors and executive officers and certain other individuals are required to report periodically their ownership of our common stock and any changes in ownership to the SEC. Based on a review of Forms 3, 4, and 5 and any representations made to us, it appears that all such reports for these persons were filed in a timely fashion during 2002.

        Shareholder Proposals for the 2004 Annual Meeting of Shareholders

     If shareholders wish a proposal to be included in our proxy statement and form of proxy relating to the 2004 annual meeting, they must deliver a written copy of their proposal to our principal executive offices no later than November 10, 2003. To ensure prompt receipt by the company, the proposal should be sent certified mail, return receipt requested. Proposals must comply with our bylaws relating to shareholder proposals in order to be included in our proxy materials.

                                     By Order of the Board of Directors,


                                     Richard N. Burch
                                     Secretary

March 10, 2003
Myrtle Beach, South Carolina

                       PROXY SOLICITED FOR ANNUAL MEETING
                               OF SHAREHOLDERS OF
                      BEACH FIRST NATIONAL BANCSHARES, INC.
                          to be held on April 23, 2002

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     The undersigned hereby constitutes and appoints Raymond Cleary and Larkin Spivey and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent and vote, as indicated below, all of the shares of common stock of Beach First National Bancshares, Inc. that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the company to be held at the Myrtle Beach Convention Center, 2101 Oak Street, Myrtle Beach, South Carolina 29577 on Wednesday, April 23, 2003 at 2:00 p.m. local time, and at any adjournment, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. These proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows:

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted: "FOR" the proposal to elect the five identified Class II directors to serve on the Board of Directors each for three-year terms, and "FOR" the amendment to increase by 70,000 shares the 1997 Stock Option Plan.

      PROPOSAL to elect the five identified Class II directors to serve for three year terms.

                                    Class II

        Michael Bert Anderson                        Rick H. Seagroves
        O. Bartlett Buie                             Walter E. Standish, III
        Michael D. Harrington

           |_|   FOR all nominees                |_|  WITHHOLD AUTHORITY
                 listed (except as marked to          to vote for all nominees
                 the contrary)

           |_|   FOR amendment to the 1997 Stock Option Plan

           INSTRUCTION:   To withhold authority to vote for any individual
                          nominee(s), write that nominees name(s) in the space provided below.


--------------------------------------------------------------------------------
                    Dated:                            , 2003
                          ----------------------------


    ------------------------------       ------------------------------
    Signature of Shareholder(s)          Signature of Shareholder(s)


    ------------------------------       ------------------------------
    Please print name                    Please print name

    Please sign exactly as name or names appear on your stock certificate. Where more than one owner is shown on your stock certificate, each owner should sign. Persons signing in a fiduciary or representative capacity shall give full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.